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                                                                EXHIBIT (a)(4)





IPLP ACQUISITION I LLC
One Insignia Financial Plaza
Greenville, SC 29602


FOR IMMEDIATE RELEASE




             INSIGNIA AFFILIATE EXTENDS TENDER OFFERS FOR LIMITED
               PARTNERSHIP INTERESTS IN SIX LIMITED PARTNERSHIPS

         GREENVILLE, SOUTH CAROLINA, September 25, 1997--IPLP Acquisition I LLC (the "Purchaser") today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in the following partnerships: Century Properties Fund XVII, Century Properties Fund XIX, Century Properties Growth Fund XXII, Consolidated Capital Properties IV, Fox Strategic Housing Income Partners and National Property Investors 4. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Tuesday, September 30, 1997. The offers were previously scheduled to expire at midnight on Thursday, September 25, 1997.

         The Purchaser reported that as of the close of business on September 25, 1997, approximately 3,349 interests had been tendered pursuant to the Century XVII offer, approximately 4,756 interests had been tendered pursuant to the Century XIX offer, approximately 5,442 interests had been tendered pursuant to the Century XXII offer, approximately 24,828 interests had been tendered pursuant to the ConCap IV offer, approximately 3,600 interests had been tendered pursuant to the Fox offer, and approximately 3,413 interests had been tendered pursuant to the NPI 4 offer.

         Separately, on Wednesday, September 24, 1997, the Superior Court for the State of California, Alameda County denied an ex parte application made by certain plaintiffs seeking a temporary restraining order prohibiting the Purchaser from purchasing Units pursuant to the offers.

         The Purchaser is a wholly-owned subsidiary of Insignia Properties Trust, the newly-formed multi-family apartment REIT controlled by Insignia Financial Group, Inc. (NYSE: IFS). For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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